Exhibit 99.15
Johnson & Johnson Reports 2005 First Quarter EPS Rose 16.9% on Sales Increase of 11.0%
New Brunswick, NJ (April 19, 2005) - Johnson & Johnson today announced sales for the first quarter of 2005 of $12.8 billion, an increase of 11.0% over the prior year. The increase was attributable to operational growth of 8.8% and a favorable currency impact of 2.2%. Domestic sales were up 4.9%, while international sales increased 20.1%, reflecting operational growth of 14.7% and a positive currency impact of 5.4%.

Net earnings and diluted earnings per share for the first quarter were $2.9 billion and $.97, increases of 17.4% and 16.9%, respectively, as compared with the same period in 2004.

"Our strategic principle of being broadly based continues to serve us well," said William C. Weldon, Chairman and Chief Executive Officer. "I'm pleased that the strong performance of each of the franchises in our Medical Devices and Diagnostics segment and the solid results in our Consumer segment were able to add to the more modest increase from our Pharmaceutical business during the quarter."

Worldwide Medical Devices and Diagnostics sales of $4.8 billion for the first quarter represented an increase over the prior year of 16.0%, with operational growth of 13.4% and a positive impact from currency of 2.6%. Domestic sales increased 7.6%, while international sales increased 25.4%
(19.9% from operations and 5.5% from currency).

All franchises were contributors to the operational growth, which included DePuy's orthopaedic joint reconstruction and spinal products; LifeScan's blood glucose monitoring products; Vistakon's disposable contact lenses; Ortho-
Clinical Diagnostics' professional diagnostic products;
Ethicon's wound care and women's health products; Ethicon
Endo-Surgery's minimally invasive products, and Cordis' circulatory disease management products.

During the quarter, the Company announced that it had entered into a definitive agreement to acquire CLOSURE
Medical Corporation, a global leader in biomaterial-based medical devices.

Worldwide Pharmaceutical sales of $5.8 billion for the first quarter represented an increase over the prior year of 7.0%, with operational growth of 5.3% and a positive impact from currency of 1.7%. Domestic sales increased 3.8%, while international sales increased 13.8% (8.5% from operations and 5.3% from currency).

Sales growth reflects the strong performance of REMICADEr (infliximab), a treatment for rheumatoid arthritis, Crohn's disease and ankylosing spondylitis; TOPAMAXr (topiramate), an antiepileptic and a treatment for the prevention of migraine headaches; RISPERDALr (risperidone) and RISPERDALr CONSTAT (risperidone), an antipsychotic medication; LEVAQUINr (levofloxacin), an anti-infective; CONCERTAr (methylphenidate HCl), a treatment for attention deficit hyperactivity disorder and ACIPHEXr/PARIETT (rabeprazole sodium), a proton pump inhibitor for gastrointestinal disorders. PROCRITr/EPREXr (Epoetin alfa), a product for the treatment of anemia, was negatively impacted by competition and both the hormonal contraceptive franchise and DURAGESICr (fentanyl transdermal system), a transdermal patch for chronic pain, were negatively impacted by generic competition.

In April, the Company announced the completion of its acquisition of TransForm Pharmaceuticals, Inc., which specializes in the discovery of superior formulations and novel crystalline forms of drug molecules. In addition, the Company submitted a new drug application to the U.S. Food and Drug Administration (FDA) for REMICADEr (infliximab) for the treatment of ulcerative colitis.

Worldwide Consumer segment sales of $2.3 billion for the first quarter represented an increase over the prior year of 11.4%, with operational growth of 8.9% and a positive impact from currency of 2.5%. Domestic sales increased 3.1%, while international sales increased 20.7% (15.4% from operations and 5.3% from currency).

Strong growth in Consumer sales was achieved by McNeil Consumer & Specialty Pharmaceuticals' over-the-counter adult TYLENOLr (acetaminophen) products, McNeil Nutritional's SPLENDAr (sucralose) sweetener and the skin care lines of RoCr and AVEENOr.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 111,000 men and women in 57 countries and sell products throughout the world.

NOTE TO INVESTORS
Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by clicking on the webcast icon from the jnj.com Homepage or by clicking on Calendar of Events in the Investor Relations section of the Web site. A replay will be available approximately two hours after the live webcast by clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.